Exhibit 3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-157296) of Japan Finance Cooperation of our report dated October 2, 2009, with respect to the non-consolidated financial statements of Japan Finance Cooperation included in its Annual Report on Form 18-K/A for the six months period ended March 31, 2009.

/s/ Ernst & Young ShinNihon LLC
Ernst & Young ShinNihon LLC
Tokyo, Japan
October 2, 2009